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                                                                      Exhibit 1
                                                                      ---------

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     Amendment No. 2 dated as of March 27, 1998 to the Rights Agreement dated as of October 8, 1993 and amended by Amendment No. 1 ("AMENDMENT NO. 1") thereto dated as September 30, 1997 (as so amended, the "RIGHTS AGREEMENT") between Marriott International, Inc., a Delaware corporation (the "COMPANY"), and The Bank of New York, a New York banking corporation (the "RIGHTS AGENT"). Terms not otherwise defined herein are used herein as defined in the Rights Agreement.

                              W I T N E S S E T H
                              -------------------

      WHEREAS, pursuant to Amendment No. 1, the Rights Agreement was amended such that the Rights are not and will not become exercisable as a result of the transactions relating to and contemplated by the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of September 30, 1997 by and among the Company, Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho Alliance, S.A. ("SODEXHO") and International Catering Corporation;

     WHEREAS, pursuant to the Merger Agreement, the Company has agreed to enter into amendments to the Rights Agreement, at Sodexho's request, the effect of which would be to terminate the Rights Agreement or cause the Rights to be extinguished, canceled, redeemed or otherwise made inapplicable; and

      WHEREAS, pursuant to Sections 26 and 28 of the Rights Agreement, the Company, at Sodexho's request, now desires to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein.

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.  Section 1(a) is amended in its entirety to read as follows:

              (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) Sodexho Alliance, S.A. ("Sodexho") or any of its Affiliates; and, provided, further, that no Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of the transactions relating to and contemplated by the Agreement and Plan of Merger dated as of
         September 30, 1997, as amended, by and among the Company,
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         Marriott-ICC Merger Corp., New Marriott MI, Inc., Sodexho and
         International Catering Corporation shall be deemed an Acquiring Person for any purpose of this Agreement.

     2.  Section 1(t) is amended in its entirety to read as follows:

              (t) "Final Expiration Date" shall mean the Close of Business on September 26, 2003.

     3.  Section 1(ii) is amended in its entirety to read as follows:

              "Specified Directors" shall mean those directors of the Board who are not (i) officers of the Company, (ii) within a class constituting of the issue of J. Willard Marriott, Sr., living from time to time, a spouse of such issue, or the spouse of J. Willard Marriott, Sr., (iii) an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, or (iv) any Person (other than Sodexho or any of its Affiliates), or an Affiliate or Associate of such Person, who has made a tender offer or exchange for which, upon consummation thereof would make such Person the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding. An adopted child shall be considered a child by blood of any such issue.

     4.  Section 3(a) is amended in its entirety to read as follows:

              Until the earliest of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or Sodexho or any of its Affiliates) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding (the earliest of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not be separate certificates, and (y) the rights will be transferable only in connection with the transfer of the underlying shares of Common Stock. As soon as practicable

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         after the Distribution Date, the Rights Agent will, at the expense of the Company, send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the stockholder records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to
         Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

     5.  Section 11(a)(ii)(B) is amended in its entirety to read as follows:

              (B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or Sodexho or any of its Affiliates), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding, unless the event causing the 30% threshold to be crossed is (x) a transaction set forth in Section 13(a) hereof, or (y) an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and
         (b) otherwise in the best interests of the Company and its stockholders then, promptly following five (5) days after the date of the occurrence of an event described in Section 11(a)(ii)(B) hereof and promptly following the occurrence of an event described in Section 11(a)(ii)(A) hereof, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise

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         thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price per share of Common Stock on the date of such first occurrence (such number of shares being referred to as the "Adjustment Shares").

     6. Except as expressly herein set forth, the remaining provisions of the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this Agreement No. 2 has been signed to be effective as of this 27th day of March 1998 by authorized representatives of each of the Company and the Rights Agent.

                                Marriott International, Inc.


                                By:  /s/ Raymond G. Murphy
                                     ---------------------
                                Name:  Raymond G. Murphy
                                Title:  Vice President & Treasurer


                                The Bank of New York


                                By:  /s/ John I. Sivertsen
                                     ---------------------
                                Name:  John I. Sivertsen
                                Title:  Vice President

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                                  CERTIFICATE

     Marriott International, Inc., a Delaware corporation (the "COMPANY"), hereby certifies that:

     1. Attached hereto as Exhibit A is a true and complete copy of Amendment No. 2 ("AMENDMENT NO. 2") dated as of March 27, 1998 to the Rights Agreement dated as of October 8, 1993, as amended by Amendment No. 1 thereto dated as of September 30, 1997, between the Company and The Bank of New York, a New York banking corporation (the "RIGHTS AGREEMENT").

     2. Amendment No. 2 is in compliance with the terms of Section 26 of the Rights Agreement.

     IN WITNESS WHEREOF, I have signed this certificate this 27th day of March 1998.


                                MARRIOTT INTERNATIONAL, INC.



                                /s/ Raymond G. Murphy
                                ----------------------------------
                                Name:  Raymond G. Murphy
                                Title:  Vice President & Treasurer